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                          	 Diamond Hill
                                 ------------
                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR FIRST QUARTER 2008

	Columbus, Ohio - May 9, 2008 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended March 31, 2008. Assets under management ended the quarter at $4.7 billion an increase of 12% and 6% compared to $4.2 billion at the end of the first quarter of 2007
and $4.4 billion at the end of 2007.   Revenue of $10.9 million for the quarter
increased by 17% compared to the first quarter of 2007. Net income for the quarter was $1.99 million or $0.82 per diluted share compared to net income of $1.99 million or $0.91 per diluted share in 2007.

Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. The first quarter of 2008 was a difficult market environment and each of our strategies performed very well on a relative basis. However, our focus is on long-term results and I am pleased that our strategies have outperformed their benchmarks over the past five years." Jim Laird, chief financial officer, stated, "New client investments in the first quarter of 2008 were $370 million which is down from $487 million in the first quarter of 2007 but an increase from the fourth quarter of 2007 when new client investments totaled $30 million. We continue our efforts to grow our business by increasing resources to market into the wirehouse and regional broker dealer markets and our ongoing efforts to market our private funds to institutional clients in the U.S. and abroad."


					     Three months ended March 31,
					    2008	   2007		Change
Revenue					$10,903,224	$9,354,743	  17%
Performance incentive fees		    280,900	     4,297	 n.m.
    Net operating income		 $3,525,572	$3,087,066	  14%
    Net operating margin		    32%		    33%
Investment return		          (374,664) 	  (30,460)	 n.m.
    Pre-tax income 		  	  3,150,908	 3,056,606	   3%
    Income tax provision		(1,165,219)    (1,062,193)	  10%
Net income 				$1,985,689	$1,994,413	   0%
Earnings per share - diluted		   $0.82	   $0.91	 (10%)
    Assets under management           $4.67 billion  $4.17 billion	  12%
Weighted Average Diluted Shares		  2,426,400      2,195,772        11%

Beacon Hill Fund Services - the company capitalized a new subsidiary, Beacon Hill Fund Services (Beacon Hill), which will offer services to small and mid-sized mutual fund companies. Beacon Hill will focus the first half of 2008 on staffing, building infrastructure and marketing. In the first quarter of 2008 Beacon Hill earned $0 revenue and generated a pre-tax loss of $191,000; which reduced Diamond Hill's net operating margin from 34% to 32%.

Income Taxes - the exercise of options and warrants in 2007 and for the first three months of 2008 resulted in a cumulative federal tax deduction of $22.8 million and a corresponding tax benefit of $7.8 million. In accordance with generally accepted accounting principles this tax benefit is not reflected in earnings. In the first quarter of 2008 $1.0 million of the $7.8 million was realized and $1.0 million remains for future periods. The effective tax rate in the first quarter of 2008 was 37%, the company anticipates the effective rate for the balance of 2008 to be 36%.

2008 Annual Meeting of Shareholders - Diamond Hill announced that the 2007 Annual Shareholder meeting will be held May 22, 2008 at 1:00 pm along with an investor conference call.

About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.


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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363